UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Crescent Financial Corporation

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

and

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

To Be Held
May 19, 2009

NOTICE is hereby given that the Annual Meeting of Shareholders of Crescent Financial Corporation (the “Company”) will be held as follows:

Place:	MacGregor Downs Country Club
430 St. Andrews Lane
Cary, North Carolina

Date:	May 19, 2009

Time:	3:00 p.m.

The purposes of the meeting are:

1.	To elect four members of the Board of Directors for three-year terms.

2.	To ratify a non-binding shareholder resolution regarding executive compensation.

3.	To ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for 2009.

4.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person.  However, even if you expect to attend the meeting, you are requested to grant a proxy to vote your shares by mail or internet to ensure that a quorum is present at the meeting.  If you choose to vote by mail, please complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose.   Instructions regarding voting by internet are included on the proxy card.  The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

We have elected to furnish our proxy solicitation materials via U.S. Mail and also to notify you of the availability of our proxy materials on the Internet.  The notice of annual meeting, proxy statement, proxy card and annual report are available on the internet at  www.crescentstatebank.com/proxy.

By Order of the Board of Directors

Michael G. Carlton
President and Chief Executive Officer
April 17, 2009

CRESCENT FINANCIAL CORPORATION
1005 High House Road
Cary, North Carolina 27513
(919) 460-7770

PROXY STATEMENT

Mailing Date: On or about April 17, 2009

ANNUAL MEETING OF SHAREHOLDERS

To Be Held
May 19, 2009

General

This Proxy Statement is furnished in connection with the solicitation of appointments of proxy by the Board of Directors of Crescent Financial Corporation (the “Company”) for the 2009 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m. on May 19, 2009, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are W. Keith Betts, Thomas E. Holder and Ray D. Vaughn.  Shares represented by each appointment of proxy which is properly submitted, whether by mail or internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy.  If no directions are given, each such appointment of proxy will be voted FOR the election of each of the four nominees for director named in Proposal 1 below and FOR Proposals 2 and 3.  If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee.  On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.  An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Bruce W. Elder, Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, whether appointed through the mail or the internet, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses.  In addition to the use of the mails and internet, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on April 6, 2009 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 20,000,000 shares are authorized and preferred stock, no par value, of which 5,000,000 shares are authorized.  As of December 31, 2008, there were 9,626,559 shares of common stock and no shares of preferred stock outstanding.  There are approximately 2,800 holders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder of common stock is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting.  In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the four directors receiving the greatest number of votes shall be elected.  In the case of Proposals 2 and 3 below, for each such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.  Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by submitting an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting.  For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders.  However, appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting.  The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2008, no shareholder known to management beneficially owned more than 5% of the Company’s common stock, except as listed below.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)	PERCENT OF CLASS(3)
James A. Lucas, Jr. 1005 High House Road Cary, NC	527,484	5.49

As of December 31, 2008, the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and as a group, was as follows:
NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)		PERCENT OF CLASS(3)
Brent D. Barringer Cary, NC	116,788	(4)	1.21

W. Keith Betts Wilmington, NC	149,881	(5)	1.55

William H. Cameron Wilmington, NC	60,599	(6)	0.63

Michael G. Carlton Cary, NC	162,111	(7)	1.67

Bruce W. Elder Cary, NC	33,387	(8)	0.35

Thomas E. Holder, Jr. Cary, NC	37,604	(9)	0.39

Bruce I. Howell Cary, NC	121,628	(10)	1.26

James A. Lucas, Jr. Cary, NC	527,484	(11)	5.49

Kenneth A. Lucas Garner, NC	451,003	(12)	4.68

Sheila Hale Ogle Cary, NC	28,512		0.30

Charles A. Paul, III Wilmington, NC	118,586	(13)	1.23

Francis R. Quis, Jr. Cary, NC	54,495	(14)	0.57

Jon S. Rufty Cary, NC	58,544	(15)	0.61

Ray D. Vaughn Raleigh, NC	23,380		0.24

Jon T. Vincent Wilmington, NC	154,484	(16)	1.60

Stephen K. Zaytoun Raleigh, NC	38,641		0.40

All Directors and Executive Officers as a Group (16 persons)	2,137,127		21.75

(1)
Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared jointly with the individual’s spouse: Mr. Elder – 16,602 shares.

(2)
Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Barringer – 8,816 shares; Mr. Betts – 15,317 shares; Mr. Cameron – 4,462 shares; Mr. Carlton – 67,530 shares; Mr. Elder – 9,325 shares; Mr. Holder – 6,850 shares; Mr. Howell – 11,000 shares; Mr. Paul – 37,106 shares; Mr. Quis – 13,019 shares; Mr. Vaughn – 12,650 shares; Mr. Vincent – 6,100 shares; and Mr. Zaytoun – 7,677 shares.

(3)
The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 9,626,559 shares of common stock outstanding as of December 31, 2008, and (ii) options to purchase shares of common stock which are exercisable within 60 days of December 31, 2008.

(4)	Includes 9,353 shares held in Mr. Barringer’s spouse’s SEP/IRA account.

(5)	Includes 1,629 shares held by Mr. Betts as custodian for minor children and 8,269 shares held by Mr. Betts’ spouse individually.

(6)	Includes 14,112 shares held by Mr. Cameron as trustee for his children’s trust.

(7)	Includes 395 shares held by Mr. Carlton’s children and 2,532 shares held by Mr. Carlton’s spouse individually.

(8)	Includes 260 shares held by Mr. Elder as custodian for minor children.

(9)	Includes 834 shares held by Mr. Holder as custodian for minor children.

(10)
Includes 1,108 shares held by Mr. Howell’s spouse, 10,649 shares as to which Mr. Howell exercises voting power as Executor of an estate and 7,060 shares held indirectly through an investment club of which Mr. Howell owns a 5.88% interest.

(11)
Includes 148,887 shares held indirectly through a limited liability company of which Mr. James Lucas has a 33.33%, 80,600 shares held indirectly through a limited liability company of which Mr. James Lucas has a 50% membership interest membership interest and 1,241 shares held indirectly through a corporation of which Mr. James Lucas has a 29% interest. Such shares are also attributed to Mr. Kenneth Lucas as set forth in footnote 12 below.  The combined voting power of Messrs. James and Kenneth Lucas is actually 7.77%, inclusive of all stock options exercisable within sixty days of December 31, 2008.  Also includes 7,060 shares held indirectly through an investment club of which Mr. James Lucas has a 5.88% interest, which shares have also been attributed to Mr. Howell as set forth in footnote 10 above.

(12)
Includes 148,887 shares held indirectly through a limited liability company of which Mr. Kenneth Lucas has a 33.33% membership interest, 80,600 shares held indirectly through a limited liability company of which Mr. Kenneth Lucas has a 50% membership interest and 1,241 shares held indirectly through a corporation for which Mr. Kenneth Lucas serves as President. Such shares are also attributed to Mr. James Lucas as set forth in footnote 11 above. The combined voting power of Messrs. James and Kenneth Lucas is actually 7.77%, inclusive of exercisable options.

(13)	Includes 2,922 shares owned individually by Mr. Paul’s spouse and 51,008 shares owned by a business Mr. Paul controls.

(14)	Includes 1,842 shares held individually by Mr. Quis’ spouse.

(15)	Includes 8,716 shares held individually by Mr. Rufty’s spouse and 3,485 shares owned individually by Mr. Rufty’s children.

(16)	Includes 2,706 shares held individually by Mr. Vincent’s spouse and 462 shares owned by a business Mr. Vincent controls.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock.  To the best of the Company’s knowledge, all such ownership reports have been timely filed.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between seven and fifteen members, as determined by the Board of Directors or the shareholders.  If there are nine or more members, the Board shall be divided into three classes approximately equal in number with each class being elected for three year terms on a staggered basis.  The Board of Directors has set the number of directors of the Company at twelve.  The following four directors, whose terms expire at the Annual Meeting, have been renominated to the Board each for three year terms:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years

Brent D. Barringer (49)	Director	1998	Attorney and Partner, Barringer Law Firm, LLP, Cary, NC

Kenneth A. Lucas (54)	Director	1998
President and Chief Executive Officer, The Tar Heel Companies of North Carolina, Inc., Raleigh, NC (real estate property management and development); Secretary-Treasurer, Carolina Janitorial and Maintenance Supply, Inc., 1995-Present; President and Chief Executive Officer, Tar Heel Commercial Realty, Inc., Raleigh, NC

Charles A. Paul, III (43)	Director	2002(2)	Managing Partner, Harbor Island Partners, LLC, Wilmington, NC (real estate development, private equity and venture capital)

Francis R. Quis, Jr. (59)	Director	2000(3)	Owner and President, Quis Machinery, Inc., Southern Pines, NC (industrial machinery distributor)

(1)	Includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

(2)	Includes former service as a director of Port City Capital Bank, Wilmington, North Carolina. The Company acquired Port City Capital Bank on August 31, 2006.

(3)	Includes former service as a director of Centennial Bank, Southern Pines, North Carolina. The Company acquired Centennial Bank on August 29, 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS A DIRECTOR OF THE COMPANY.

Incumbent Directors

The Company’s Board of Directors includes eight directors whose terms will continue after the Annual Meeting.  Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During the Past Five Years

William H. Cameron (55)	2002(2)	2011	President, Cameron Management, Inc., Principal, Cameron Company, Wilmington, NC (real estate, equity investments and management)

Michael G. Carlton (47)	1998	2011	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present

Bruce I. Howell (66)	1998	2011	President Emeritus, Wake Technical Community College, Raleigh, NC

James A. Lucas, Jr. (57)	1998	2011	Partner, James A. Lucas and Company, LLP, Certified Public Accountants, Raleigh, NC

Sheila Hale Ogle (69)	1998	2010	Owner and CEO, Media Research Planning & Placement, Inc., Cary, NC (advertising)

Jon S. Rufty (54)	1998	2010	Owner and President, Rufty Homes, Inc., Cary, NC (residential construction company)

Jon T. Vincent, CPA (52)	2002(2)	2010	President, JTV Business Consultant and Management, Wilmington, NC (business consulting and real estate and equity investments)

Stephen K. Zaytoun (51)	1998	2010	Owner and President, Zaytoun & Associates, Inc., Cary, NC (insurance agency)

(1)	Includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

(2)	Includes former service as a director of Port City Capital Bank, Wilmington, North Carolina. The Company acquired Port City Capital Bank on August 31, 2006.

Director Independence

With the exception of Mr. Carlton, each member of the Company’s Board of Directors is “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making this determination the Board considered insider transactions with directors for the provision of goods or services to the Company and its subsidiary banks. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.  Specific transactions considered by the Board of Directors were certain legal services rendered to Crescent State Bank by Barringer Law Firm, LLP, a related interest of Mr. Barringer, and certain lease payments paid indirectly to Mr. Vincent through Mil-Cut Ventures, LLC, a related interest of Mr. Jon T. Vincent.

Director Relationships

Only one family relationship on the Board of Directors exists.  James A. Lucas, Jr. and Kenneth A. Lucas are brothers.  No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

Board of Directors.  The Company’s Board of Directors held eight meetings during 2008. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served.  The Company does not have a formal policy regarding director attendance at meetings of shareholders, however, each director is encouraged to attend shareholder meetings.  Each of the Company’s directors attended the 2008 annual meeting of shareholders.

The Company’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

Audit Committee.  The members of the Audit Committee in 2008 were William H. Cameron, James A. Lucas, Jr., Sheila Hale Ogle, Charles A. Paul, III, Frank R. Quis, Jr. and Jon T. Vincent (Chairman).  The Audit Committee held four meetings during 2008.  The Company’s common stock is traded on the Nasdaq Global Market and the Audit Committee members are “independent” and “financially literate” as defined by the Nasdaq listing standards. The Board of Directors has determined that Jon T. Vincent, a member of the Audit Committee, meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.  The Audit Committee has adopted a formal written charter which is available on the Company’s website at www.crescentstatebank.com.

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of the Company.  The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs.  The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

During the course of its examination of the Company’s audit process in 2008, the Audit Committee reviewed and discussed the audited financial statements with management.  The Audit Committee also discussed with the Company’s independent auditors, Dixon Hughes PLLC, all matters required to be discussed by the Statement of Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Boat in Rule 3200T. Furthermore, the Audit Committee received from Dixon Hughes PLLC written disclosures and correspondence regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Dixon Hughes PLLC their independence.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2009.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Dixon Hughes PLLC.  The Audit Committee has determined that it is compatible with maintaining the independence of Dixon Hughes PLLC.

This report is submitted by the 2009 Audit Committee: Jon T. Vincent (Chairman), William H. Cameron, James A. Lucas, Jr., Sheila Hale Ogle, Charles A. Paul, III and Frank R. Quis, Jr.

Compensation Committee.  The members of the Compensation Committee in 2008 were Bruce I. Howell, James A. Lucas, Jr., Sheila Hale Ogle, Jon T. Vincent and Stephen K. Zaytoun (Chairman). The Compensation Committee has a charter, which is available at www.crescentstatebank.com.   The Compensation Committee met two times in 2008.  The Compensation Committee reviews and recommends to the board the annual compensation, including salary, equity-based grants, incentive compensation, and other benefits for senior management and other Company and subsidiary employees. The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers.  The Committee approves the compensation of the executive officers and recommends for approval the compensation of the chief executive officer to the Board of Directors.  The Board of Directors ratifies the compensation of the executive officers and approves the compensation of the chief executive officer.  Mr. Carlton makes recommendations to the Committee regarding the compensation of the other executive officers of the Company and its subsidiaries.  The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership.  The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data.  These factors were considered in establishing the compensation of the executive officers during the fiscal year ended December 31, 2008.  All executive officers of the Company, including Mr. Carlton, are eligible to receive discretionary bonuses or non-equity incentive awards declared by the Board of Directors.  The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives.  Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, historically through grants of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant, and also with restricted stock, long term incentive compensation units or stock appreciation rights as permitted under the Company’s 2006 Omnibus Stock Ownership and Long-Term Incentive Plan.  The Company has from time to time engaged compensation consultants, Matthews Young & Associates, Inc. and Benmark Consulting, to advise the Compensation Committee on matters related to executive officer, employee and director compensation and retirement consultants, Clark Consulting, to advise the Committee on executive officer and employee retirement benefits.  The Compensation Committee does not delegate any of its authority as set forth in its charter to any other persons.

Executive Committee. The members of the Executive Committee in 2008 were Brent D. Barringer, Michael G. Carlton, Bruce I. Howell, James A. Lucas, Jr (Chairman) and Jon S. Rufty.  Within the limitations set forth in North Carolina law, the Executive Committee is empowered to act for the entire Board during intervals between Board meetings.  The Executive Committee met six times in 2008.

Nominating Committee.  The members of the Nominating Committee are Bruce I. Howell (Chairman), Brent D. Barringer, James A. Lucas, Jr. and Jon S. Rufty.  The Nominating Committee met once during 2008.  The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each board committee, in the event the chairperson of the Board of Directors delegates such responsibility to the Nominating Committee.  The nominees standing for election were nominated, in each case, by the Nominating Committee.

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards.  The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock.  It is the policy of the Nominating Committee to consider all shareholder nominations.  Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock for a period of twelve months preceding the date of the nomination with a commitment to own at least 5,000 shares of the Company’s common stock by the end of the third year of service as a director.  In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination.  The Nominating Committee has adopted a formal written charter which is available at www.crescentstatebank.com.

Director Compensation

Board Fees.  Directors, except Mr. Carlton, are paid an annual retainer of $12,000, with the Chairman of the Board of Directors receiving an annual retainer of $14,000. Additionally, each director received $400 and the chairperson received $550 per committee meeting attended.  At each individual director’s option, directors may receive a 40% premium on all fees (excluding the annual retainer) if the director has chosen to participate in the Directors Compensation Plan, which was adopted by the Board in 2005.   Those directors who have elected to participate in the Directors Compensation Plan remit their fees plus the 40% premium to a third party who then purchases shares of common stock of the Company on the open market for the benefit of each director.  As of December 31, 2008, all directors, including Mr. Carlton, were participating in the Directors Compensation Plan.

1999 Nonstatutory Stock Option Plan for Directors.  The shareholders of Crescent State Bank approved the 1999 Nonstatutory Stock Option Plan for Directors (the “1999 Nonstatutory Option Plan”) at the 1999 Annual Meeting of Shareholders pursuant to which options covering 261,199 shares, as adjusted for stock dividends, of the Bank’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary.  In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company in 2001, the 1999 Nonstatutory Option Plan was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock.  All other initial provisions of the 1999 Nonstatutory Option Plan as originally approved by the shareholders remain in effect. All options authorized to be issued under the 1999 Nonstatutory Option Plan have been granted and no options were granted under the 1999 Nonstatutory Option Plan during 2008.

2000 Nonstatutory Stock Option Plan for Directors.  Upon the Company’s acquisition of Centennial Bank on August 29, 2003, the Centennial Bank 2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock.  The 2000 Nonstatutory Stock Option Plan was originally approved by the shareholders of Centennial Bank in 2000, and the acquisition of Centennial Bank, including the adoption of Centennial Bank’s existing stock option plans, was approved by the shareholders of the Company on July 22, 2003.  The 2000 Nonstatutory Stock Option Plan authorizes the issuance of options covering 130,194 shares, as adjusted for stock dividends, of the Company’s common stock.  The granting of options under the 2000 Nonstatutory Plan has been frozen.  No additional options may be granted and no options were granted under the 2000 Nonstatutory Stock Option Plan during 2008.

2002 Nonstatutory Stock Option Plan for Directors.  Upon the Company’s acquisition of Port City Capital Bank on August 31, 2006, the Port City Capital Bank 2002 Nonstatutory Stock Option Plan (the “2002 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock.  The 2002 Nonstatutory Stock Option Plan was originally approved by the shareholders of Port City Capital Bank in 2002, and the acquisition of Port City Capital Bank, including adoption of Port City Capital Bank’s existing stock option plans, was approved by the shareholders of the Company on July 11, 2006.  The 2002 Nonstatutory Stock Option Plan authorizes the issuance of options covering 251,304 shares, as adjusted for dividends, of the Company’s common stock.  All options available under the 2002 Nonstatutory Stock Option Plan had been granted prior to the acquisition of Port City Capital Bank and no additional options may be granted.

2006 Omnibus Stock Ownership and Long-Term Incentive Plan.  The shareholders of the Company approved the 2006 Omnibus Stock Ownership and Long-Term Incentive Plan (“the 2006 Omnibus Plan”) at the 2006 Annual Meeting of Shareholders to replace the previously approved stock option plans of the Company.  The 2006 Omnibus Plan authorizes the issuance of awards covering 368,500 shares of the Company’s common stock.  The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants, restricted stock grants, long-term incentive compensation units or stock appreciation rights.  In the event the number of shares of common stock that remain available for future issuance under the 2006 Omnibus Plan as of the last day of each calendar year is less than 1.5% of the total number of shares of common stock issued and outstanding as of such date, then the pool of awards shall be increased by the difference between 1.5% of the total number of shares of common stock issued and outstanding and the number of awards still remaining in the 2006 Omnibus Plan pool.

The following table presents a summary of all compensation earned by the Company’s non-employee directors for their service as such during the year ended December 31, 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation(1)	Total
Brent D. Barringer	$17,800	—	—	$7,120	$24,920
William H. Cameron	$16,286	—	—	$6,514	$22,800
Michael G. Carlton(2)	—	—	—	—	—
Bruce I. Howell	$26,400	—	—	$10,560	$36,960
James A. Lucas, Jr.	$17,700	—	—	$7,080	$24,780
Kenneth A. Lucas	$28,000	—	—	$11,200	$39,200
Sheila Hale Ogle	$16,800	—	—	$6,720	$23,520
Charles A. Paul, III	$16,757	—	—	$6,703	$23,460
Frank R. Quis, Jr.	$25,579	—	—	$10,231	$35,810
Jon S. Rufty	$23,393	—	—	$9,357	$32,750
Jon T. Vincent	$25,771	—	—	$10,309	$36,080
Stephen K. Zaytoun	$15,100	—	—	$6,040	$21,140

(1)	Consists of a 40% premium paid in connection with the individual director’s participation in the Directors Compensation Plan.

(2)
Mr. Carlton was eligible to receive directors’ fees of $12,600 in connection with his service as a member of the Company’s Board of Directors during 2008, but declined to accept this compensation.  Compensation paid to Mr. Carlton in connection with his service as Director, President and Chief Executive Officer of the Company is presented in the Summary Compensation Table presented on page 14.

Indebtedness of and Transactions with Management

Crescent State Bank has had, and expects to have in the future, transactions in the ordinary course of business with certain of their current directors, nominees for director, executive officers and their associates.  All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System.  Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.  To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

Executive Officers

Set forth below is certain information regarding the current executive officers of the Company and Crescent State Bank.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE

Michael G. Carlton	47	President, Chief Executive Officer, and Director of Company and Crescent State Bank	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present.

Bruce W. Elder	46	Vice President and Secretary of Company and Senior Vice President and Chief Financial Officer of Crescent State Bank	Vice President and Secretary, Crescent Financial Corporation and Senior Vice President and Chief Financial Officer, Crescent State Bank, Cary, NC, 1998-Present.

Thomas E. Holder, Jr.	49	Senior Vice President and Senior Credit Officer of Crescent State Bank	Senior Vice President and Senior Credit Officer, Crescent State Bank, Cary, NC, 1998-Present.

Ray D. Vaughn	56	Senior Vice President and Chief Operating Officer of Crescent State Bank
Senior Vice President and Chief Operating Officer, Crescent State Bank, Cary, NC, 2005-Present; Senior Vice President/Senior Banking Executive, Bank of America, 2002-2005; Senior Vice President/Regional Managing Director, Wachovia Bank, NA, 1976-2002.

W. Keith Betts	52	Executive Vice President and Market President of Crescent State Bank	Executive Vice President and Market President, Crescent State Bank, 2007 – Present; President and Chief Executive Officer, Port City Capital Bank, Wilmington, NC, 2002 – 2007.

The following table shows the cash and certain other compensation paid to or received or deferred by Messrs. Carlton, Elder, Holder, Vaughn and Betts for services in all capacities during 2008 and 2007.  No other current executive officer of the Company or of its subsidiary bank received compensation which exceeded $100,000 in 2008 or 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Michael G. Carlton	2008	$320,000	—		$43,750	—	—	$163,165	$41,041	(3)	$567,956
President and CEO	2007	280,000	—		69,500	—	$73,685	99,566	53,632	(4)	576,383

Bruce W. Elder	2008	$180,000	—		$43,750	—	—	$39,220	$18,010	(6)	$280,980
Chief Financial Officer	2007	158,367	$4,000	(5)	27,800	—	$40,000	36,849	16,655	(6)	283,671

Thomas E. Holder, Jr.	2008	$170,000	—		$43,750	—	—	$49,713	$14,166	(6)	$277,629
Chief Lending Officer	2007	142,802	—		27,800	—	$40,000	46,708	12,980	(6)	270,290

Ray D. Vaughn	2008	$184,000	—		$43,750	—	—	$55,662	$28,930	(7)	$312,342
Chief Operations Officer	2007	158,333	—		27,800	—	$40,000	36,968	27,129	(8)	290,230

W. Keith Betts	2008	$189,875	—		$43,750	—	—	$32,520	$101,941	(9)	$368,086
Market President	2007	175,000	—		—	—	$40,000	21,843	99,822	(9)	336,665

(1)
Calculated in accordance with FAS 123R and represents the fair value of each restricted stock or stock option award based on the market price of the Company’s common stock on the date of grant of such award; the values do not represent actual cash compensation earned.

(2)
Consists of compensation paid under the management incentive plan.  With respect to the payments made to each of Messrs. Elder, Holder, Vaughn and Betts, the Compensation Committee, in its discretion, increased the incentive award payout by approximately $7,000 to each of these officers in 2007.

(3)
Includes 401(k) matching contributions and premiums paid on the executive’s behalf for medical, dental and life insurance.  Total perquisites for 2008 exceeded $10,000 and were comprised of a car allowance of $15,901 and club dues of $5,310.

(4)
Includes $13,063 in directors fees earned in 2007, 401(k) matching contributions and premiums paid on the executive’s behalf for medical, dental and life insurance.  Total perquisites for 2007 exceeded $10,000 and were comprised of a car allowance of $15,316 and club dues of $7,500.

(5)	Represents a discretionary bonus paid to Mr. Elder for the successful completion of data conversion upon the merger of Port City Capital Bank into Crescent State Bank.

(6)	Includes premiums for medical, dental and life insurance and 401(k) matching contributions. Perquisites did not exceed $10,000.

(7)
Includes 401(k) matching contributions and premiums paid on the executive’s behalf for medical, dental and life insurance.  Total perquisites for 2008 exceeded $10,000 and were comprised of club dues of $13,560.

(8)
Includes 401(k) matching contributions and premiums paid on the executive’s behalf for medical, dental and life insurance.  Total perquisites for 2007 exceeded $10,000 and were comprised of club dues of $13,395.

(9)
Includes premiums for medical, dental and life insurance, 401(k) matching contributions and payments of $78,333 in 2008 and 2007 in consideration of a covenant not to compete.  Perquisites did not exceed $10,000.

Executive Employment Agreements

As of October, 2007, the Company entered into new employment agreements with each of Michael G. Carlton, President and Chief Executive Officer of the Company and Crescent State Bank (the “Bank”), Bruce W. Elder, Vice President and Principal Accounting Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank, Ray D. Vaughn, Senior Vice President of the Bank and Thomas E. Holder, Jr., Senior Credit Officer of the Bank.  The Company has also entered into an employment agreement with W. Keith Betts, Executive Vice President of the Bank, that restated and amended a previous employment agreement with Mr. Betts entered into with Port City Capital Bank, which has merged into the Bank.  The following describes the material terms of the employment agreements for each officer (collectively referred to as the “Executives”).

Michael G. Carlton.   Mr. Carlton’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65.  The agreement provides that Mr. Carlton is to be appointed to the Board of the Company and the Bank.  It provides for a current Base Salary of $320,000, the payment of country club dues and a new car for his business and personal use every three years.  The agreement provides indemnification to Mr. Carlton for his services as an officer and director and agrees to maintain liability insurance covering him.  In the event he is Involuntarily Terminated without Cause or he Voluntarily Terminates with Good Reason, Mr. Carlton is entitled to certain post-termination benefits.  In these instances, he will receive (i) his then current Base Salary for 24 months following termination, (ii) post-termination life and medical insurance coverage until (w) he obtains a new job with coverage, (x) attains age 65, (y) dies or (z) the end of the remaining term of the employment agreement as of the date of the termination, whichever occurs first, (iii) the cash out value of his unvested stock options, and (iv) reimbursement for outplacement expenses and support.  Mr. Carlton is entitled to a Change in Control benefit equal to three times his then current Base Salary plus cash bonuses and incentives awarded as of the end of the year before the Change in Control.  Mr. Carlton will receive a tax gross-up of this Change in Control benefit to compensate him for excise taxes that may be owing in such event under Section 280G of the Internal Revenue Code.  Had Mr. Carlton been entitled to this lump sum payment following a Change in Control under his Employment Agreement as of December 31, 2008, he would have received $1,033,685, plus any tax gross-up amount, provided however that this payment would be reduced to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” on page 20.  In the event benefits under Mr. Carlton’s employment agreement are contested following a Change in Control, Mr. Carlton is entitled to receive legal fee reimbursements up to $250,000.  Mr. Carlton is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.

Bruce W. Elder.  Mr. Elder’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65.  Mr. Elder’s employment agreement provides for a current Base Salary of $180,000 and perquisites customary for his position and title.  The agreement provides indemnification to Mr. Elder for his services as an officer and director and agrees to maintain liability insurance covering him.  In the event he is Involuntarily Terminated without Cause, Mr. Elder is entitled to certain post-termination benefits.  Mr. Elder will receive his then current Base Salary for 12 months following his termination.  This benefit will not be paid if Mr. Elder is terminated within 24 months following a Change in Control and will be reduced if he becomes employed during the 12-month period following termination.  Payments under Mr. Elder’s employment agreement are subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” on page 20  Mr. Elder is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.

W. Keith Betts.  Mr. Betts’ employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65.  Mr. Betts’ employment agreement provides for a current Base Salary of $189,875 and perquisites customary for his position and title, including club dues of up to $750 per month.  In the event he is Involuntarily Terminated without Cause or Voluntarily Terminates with Good Reason, Mr. Betts is entitled to certain post-termination benefits.  In these instances, he will receive (i) 2.5 times his then current Base Salary (this cash severance is not available if he is terminated following a Change in Control), (ii) the cash out value of his unvested stock options and (iii) reimbursement for outplacement expenses and support.  Payments under Mr. Betts’ employment agreement are subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” on page 20.  Mr. Betts is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.  If Mr. Betts is no longer employed with the Company or Bank, he is prohibited from soliciting any employees of the Company or Bank for a period of one year following termination.  Mr. Betts is also prohibited from competing directly or indirectly with the Company or Bank in New Hanover County, North Carolina and any contiguous counties for a period of two years if his employment terminates before September 1, 2011 and for one year if his employment terminates after September 1, 2011 but before September 1, 2013.  After September 1, 2013, Mr. Betts is no longer subject to the non-compete provisions of his employment agreement.  In consideration for this non-compete provision, Mr. Betts has received payments of $78,333 on each of September 1, 2006, 2007 and 2008.

Ray D. Vaughn.  Mr. Vaughn’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65.  Mr. Vaughn’s employment agreement provides for a current Base Salary of $184,000 and perquisites customary for his position and title.  The agreement provides indemnification to Mr. Vaughn for his services as an officer and director and agrees to maintain liability insurance covering him.  In the event he is Involuntarily Terminated without Cause, Mr. Vaughn is entitled to certain post-termination benefits.  Mr. Vaughn will receive his then current Base Salary for 12 months following his termination.  This benefit will not be paid if Mr. Vaughn is terminated within 24 months following a Change in Control and will be reduced if he becomes employed during the 12-month period following termination.  Payments under Mr. Vaughn’s employment agreement are subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” on page 20.  Mr. Vaughn is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.  If Mr. Vaughn is no longer employed with the Company or Bank, he is prohibited from soliciting any employees of the Company or Bank for a period of one year following termination.  Mr. Vaughn is also prohibited from competing directly or indirectly with the Company or Bank in Wake County, North Carolina and any contiguous counties and in any county in which the Bank has a branch or loan production office as of the date the agreement was signed or in any county in which the Bank establishes a branch or loan production office during the term of the agreement.  This non-compete provision lasts for a period of two years following Mr. Vaughn’s termination.

Thomas E. Holder, Jr.  Mr. Holder’s employment agreement provides for a three-year term, which renews automatically for an additional year on each anniversary of the agreement, except that his employment and the agreement terminate upon his attainment of age 65.  Mr. Holder’s employment agreement provides for a current Base Salary of $170,000 and perquisites customary for his position and title.  The agreement provides indemnification to Mr. Holder for his services as an officer and director and agrees to maintain liability insurance covering him.  In the event he is Involuntarily Terminated without Cause, Mr. Holder is entitled to certain post-termination benefits.  Mr. Holder will receive his then current Base Salary for 12 months following his Termination.  This benefit will not be paid if Mr. Holder is terminated within 24 months following a Change in Control and will be reduced if he becomes employed during the 12-month period following termination.  Payments under Mr. Holder’s employment agreement are subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” on page 20. Mr. Holder is subject to a non-disclosure provision regarding the confidential information of the Company and Bank that survives termination of the employment agreement.

The foregoing is a summary discussion of the Employment Agreements.  The Company has filed each of the agreements for Messrs. Betts, Carlton, Elder, Holder and Vaughn as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2007.  Reference is made to the complete agreements for a fuller understanding.

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (the “Plan”) effective January 1, 1999.  The Plan provides that employees may elect to defer up to 12% of their salary, subject to the per year contribution limitations contained in Section 402(g) of the Internal Revenue Code.  The Plan calls for the Bank to make matching contributions equal to 100% of the contributing participant’s first 6% elective deferral.  A participant becomes vested in his or her individual account derived from Bank matching contributions immediately.  Due to the immediate vesting in matching contributions, employees must meet a six month service period prior to becoming an eligible contributing participant.  A minimum age requirement of 18 years applies.

Retirement Benefits

Crescent State Bank has also entered into Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Salary Continuation Agreements” and the “Split Dollar Agreements,” respectively and collectively, the “Retirement Agreements”) with each of Messrs. Betts, Carlton, Elder, Holder and Vaughn. Retirement Agreements such as these are common in the banking industry.  The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay.  In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay.  An arrangement such as the Salary Continuation Agreements can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Salary Continuation Agreements are unfunded, but require the Bank to accrue an amount of benefits to be paid to each Executive upon retirement at age 60 for Mr. Carlton, age 62 for Messrs. Elder and Holder and age 65 for Messrs. Betts and Vaughn and under certain other circumstances such as termination after a “change in control.”  To offset the accruals, the Bank purchased life insurance policies on each Executive, the death benefits of which are designed to pay the Bank for the cost of the premiums and accruals for the retirement payments.  These one-time premium payments aggregated $9.1 million. The Salary Continuation Agreements provide for each of the Executives to receive monthly payments beginning six months after the Executive’s retirement from the Company at age 60 for Mr. Carlton, age 62 for Messrs. Elder and Holder and age 65 for Messrs. Betts and Vaughn, or, under certain circumstances, six months after the Executive’s early termination or disability.  In addition, the Salary Continuation Agreements provide for a lump sum payment in the event of change in control for Messrs. Betts and Carlton or if the Executive’s employment is terminated involuntarily or voluntarily with good reason within 24 months of a change in control of the Company for Messrs. Elder, Holder and Vaughn.  The lump sums payable to the Executives under the Salary Continuation Agreements had a “change in control” of the Company occurred as of December 31, 2008, and all other conditions were present to cause the payment to be made in each case, would have been $525,487, $1,899,551, $1,033,193, $1,030,198 and $525,487 for Messrs. Betts, Carlton, Elder, Holder and Vaughn, respectively, provided however that such payments would be subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” on page 20.

The Salary Continuation Agreement and Employment Agreement for Mr. Carlton also provide for payment of a tax gross-up benefit if the aggregate benefits payable to him after a change in control are subject to excise taxes under certain provisions of the Internal Revenue Code.  In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control.  Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments.  Should payments to Mr. Carlton be deemed excess parachute payments, he will be entitled to additional payments to compensate him for excise taxes imposed on him as well as for taxes imposed on the gross-up benefit itself.  Those additional gross-up benefits would not be deductible payments for the Bank.  The aggregate lump sum payable to Mr. Carlton under his Employment Agreement and his Salary Continuation Agreement as of December 31, 2008 was $2,933,236, net of excise taxes and corresponding “gross ups” to pay such excise taxes as described below, provided however that this payment would be subject to reduction to the extent, and in the manner described, under the heading “Restrictions on Executive Compensation” on page 20.  The Bank has agreed to pay legal fees incurred by the Executives if their compensation payments under the Salary Continuation Agreements are challenged after a “change in control” up to a maximum of $250,000 for Mr. Carlton, $50,000 each for Messrs. Betts and Vaughn and $25,000 each for Messrs. Elder and Holder.

For purposes of both the Employment Agreements and the Retirement Agreements discussed above, “change in control” is defined as the merger of the Company with another corporation resulting in the Company’s shareholders immediately before the merger owning less than a majority of the combined voting power of the resulting corporation; the acquisition by any person or group acting in concert of 25% or more of the outstanding voting stock of the Company; the changeover within two consecutive years of a majority of the members of the board of directors of the Company; or the sale of all or substantially all of the Company’s assets.

Under the terms of the Split Dollar Agreements, the Bank pays the premiums on a life insurance policy on each Executive’s life and the proceeds of each policy are divided between the Bank and the Executive’s beneficiary.  The beneficiaries of Messrs. Carlton and Holder are entitled to receive 80% of the “net death proceeds,” and Messrs. Betts, Elder and Vaughn’s beneficiaries are entitled to receive 100% of the “net death proceeds,” or in the case of Messrs. Betts and Vaughn $500,000, whichever is lesser. The “net death proceeds” are defined as the total policy proceeds minus the cash surrender value of such policy.  As of December 31, 2008, the “net death proceeds” payable to the beneficiaries of Messrs. Betts, Carlton, Elder, Holder and Vaughn were valued at $500,000, $1,648,366, $1,300,913, $893,269 and $500,000, respectively.

The foregoing is a summary discussion of the Retirement Agreements.  The Company has filed the Salary Continuation Agreements for each Executive and the Split Dollar Agreements for Messrs. Betts and Vaughn as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2007.  The Company has filed the Split Dollar Agreements with Messrs. Carlton, Elder and Holder as exhibits to its Annual Report on Form 10-KSB for the year ended December 31, 2003.  Reference is made to the complete agreements for a fuller understanding.
The following table presents information regarding the Salary Continuation Agreements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Michael G. Carlton	Salary Continuation	6	$386,059	$0
Bruce W. Elder	Salary Continuation	6	138,460	$0
Thomas E. Holder, Jr.	Salary Continuation	6	174,586	$0
Ray D. Vaughn	Salary Continuation	2	92,630	$0
W. Keith Betts	Salary Continuation	2	54,363	$0

Incentive Awards

The following table reflects the estimated non-equity incentive plan compensation that might have been payable to the executive officers in the event that minimum, targeted and maximum incentive goals were reached under the Company’s 2007 management incentive plan. The estimated amounts are based on award percentages of each of the executive officers midpoint salary ranges at the time the 2007 management incentive plan was established in January 2007.  Under the 2007 management incentive plan, Mr. Carlton was eligible to receive an award equal to 45% of his 2006 midpoint salary of $257,275, and Messrs. Betts, Elder, Holder and Vaughn were eligible to receive awards equal to 30% of their 2006 midpoint salaries of $172,693 each.  The incentive awards that the officers actually received under the 2007 management incentive plan are set forth in the Summary Compensation Table on page 20 under the heading “Non-Equity Incentive Plan Compensation.”  The table also reflects grants of restricted stock awards on February 19, 2008 to Messrs. Carlton, Elder, Holder and Vaughn under the 2006 Omnibus Plan.

GRANTS OF PLAN-BASED AWARDS

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards; Number of Shares of Stock or	All other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards(1)

Michael G. Carlton	—	$1	$135,362	$146,191	—	—	—	—
	2/19/08	—	—	—	5,000	—	—	$43,750
Bruce W. Elder	—	$1	$58,231	$62,889		—	—	—
	2/19/08	—	—	—	5,000	—	—	$43,750
Thomas E. Holder, Jr.	—	$1	$58,231	$62,889		—	—	—
	2/19/08	—	—	—	5,000	—	—	$43,750
Ray D. Vaughn	—	$1	$58,231	$62,889	—	—	—	—
	2/19/08	—	—	—	5,000	—	—	$43,750
W. Keith Betts	—	$1	$58,231	$62,889	—	—	—	—
	2/19/08	—			5,000	—	—	$43,750

 (1)           Fair values calculated in accordance with FAS 123R.

As of December 31, 2008, 307,886 awards in the form of incentive or nonstatutory stock options, restricted stock grants, long-term incentive units or stock appreciation rights may be issued to directors, officers and employees under the Company’s 2006 Omnibus Plan.  The following table sets forth information with regard to outstanding equity awards held by the executive officers as of December 31, 2008.  The options set forth in the table below were granted under the Company’s 1999 Incentive Stock Option Plan or the Company’s 2002 Incentive Stock Option Plan, which was approved by the shareholders of Port City Capital Bank and adopted by the Company upon the acquisition of Port City Capital Bank on August 31, 2006.  The restricted stock granted to Messrs. Carlton, Elder, Holder, Vaughn and Betts were granted pursuant to the 2006 Omnibus Plan.  All equity award plans other than the 2006 Omnibus Plan have been frozen.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards; No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Michael G. Carlton	67,539	-0-	—	$3.94	5/12/09	—		—	—	—
	— —	— —	— —	— —	— —	5,500 5,000		$20,900 19,000	— —	— —
Bruce W. Elder	9,325	-0-	—	$3.94	5/12/09	—		—	—	—
	— —	— —	— —	— —	— —	2,200 5,000		$8,360 19,000	— —	— —
Thomas E. Holder, Jr.	6,850	-0-	—	$3.94	5/12/09	—		—	—	—
	— —	— —	— —	— —	— —	2,200 5,000		$8,360 19,000	— —	— —
Ray D. Vaughn	12,650	-0-	—	$11.85	11/15/15	5,000		—	—	—
	— —	— —	— —	— —	— —	2,200 5,000		$8,360 19,000	— —	— —
W. Keith Betts	2,877	-0-	—	$3.98	1/19/15	—		—	—	—
	12,440	-0-	—	$5.61	11/16/15	—		—	—	—
	— —	— —	— —	— —	— —	4,062 5,000	(2)	$15,436 19,000	— —	— —

(1)	Market value based on the per share price of the Company’s stock on December 31, 2008 of $3.80.

(2)	Adjusted for a stock split effected as a 10% stock dividend in May, 2007.

Messrs. Carlton, Betts and Elder were the only executive officers that exercised stock options during the fiscal year ended December 31, 2008. Mr. Carlton exercised stock options covering 5,000, 20,000 and 1,500 shares of the Company’s common stock on April 15, June 13 and September 18, 2008, respectively, all at an exercise price of $3.94 per share.  On January 22, 2008, Mr. Betts exercised stock options covering 63,472 shares of common stock at an exercise price of $3.98 per share and stock options covering 4,146 shares of common stock at an exercise price of $5.61.  Mr. Elder exercised stock options covering 9,325 shares of common stock at an exercise price of $3.94 per share on June 13, 2008. The following table summarizes this information in a tabular format.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Michael G. Carlton	5,000	$15,321	—	—
	20,000	47,485
	1,500	2,811

Bruce W. Elder	9,325	22,140

W. Keith Betts	63,472	318,516	—	—
	4,146	14,060

Restrictions on Executive Compensation

The Company is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program.  On January 9, 2009, the Company issued and sold to the Treasury shares of its preferred stock and a warrant to purchase common stock for an aggregate purchase price of $24.9 million in cash.  In connection with the Treasury’s investment, the Company is required to place limitations on the compensation of its senior executive officers, applicable in certain situations.  In that regard, each of Messrs. Carlton, Elder, Holder, Vaughn and Betts executed a waiver whereby the executive voluntarily released the Company from any and all obligations to pay compensation prohibited by federal law and waived any present or future claims against the Company for any changes to the executive’s regular, bonus or incentive compensation or benefit-related arrangements, agreements, or policies and any other changes required to be made by the Treasury.  These officers have also entered into executive compensation modification agreements to ensure the Company’s compliance with the laws and regulations governing the Company’s participation in the TARP Capital Purchase Program.  Furthermore, the American Recovery and Reinvestment Act of 2009 imposes additional restrictions on Mr. Carlton as the Company’s most highly compensated employee.  Specifically, the Company is prohibited from paying or accruing any bonus, retention award or incentive compensation to Mr. Carlton during the time the Treasury holds its investment in the Company.

PROPOSAL 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 ("ARRA") was enacted on February 17, 2009.  This law requires that any proxy statement for an annual meeting of the stockholders of any participant in the U.S. Department of the Treasury's TARP Capital Purchase Program include a separate proposal in its proxy statement for a non-binding shareholder vote on the compensation paid to its executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.  This “say on pay” proposal is required during the period in which any obligation arising as a result of participation under the TARP Capital Purchase Program remains outstanding.

Accordingly, our Board of Directors has proposed the following resolution for shareholder consideration:

   Resolved, that the compensation paid or provided to executive officers of Crescent Financial Corporation (the "Company") and its subsidiary, and the Company's and its subsidiary's executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in the Company's proxy statement for its 2009 Annual Meeting, hereby are ratified and approved.

As provided in ARRA, the vote by our shareholders will be a non-binding, advisory vote.  The vote will not be binding on our Board of Directors and our Compensation Committee and will not overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded, and it will not create or imply any additional duty on the part of the Board or Committee.  However, the Board and the Compensation Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PRACTICES ARE ALIGNED WITH THE INTERESTS OF OUR SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE RESOLUTION REGARDING EXECUTIVE COMPENSATION.

PROPOSAL 3:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Company’s independent registered public accounting firm for 2009, subject to shareholder ratification.  A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table represents fees for professional services rendered by Dixon Hughes PLLC for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2008 and 2007 and fees billed in 2008 and 2007 for audit-related services, tax services and all other services rendered by Dixon Hughes PLLC for each of those fiscal years.

AUDIT FEES

Category	Amount Paid 2008	Amount Paid 2007

Audit Fees (1):	$141,460	$158,450
Audit-Related Fees:	5,220	620
Tax Fees:	9,975	17,788
All Other Fees:	-0-	-0-
Total Fees Paid:	$156,655	$176,858

(1)
Fees billed or expected to be billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and for reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

All services rendered by Dixon Hughes PLLC during 2008 and 2007 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting.  Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2010 ANNUAL MEETING

            It is anticipated that the 2010 Annual Meeting will be held on a date during May 2010. Any proposal of a shareholder which is intended to be presented at the 2010 Annual Meeting must be received by the Company at its main office in Cary, North Carolina no later than December 18, 2009, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting.  If a proposal for the 2010 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by March 3, 2010 for it to be timely received for consideration.  The Company will use its discretionary authority for any proposals received thereafter.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all shareholders as part of this proxy statement and all shareholders will have the ability to access this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC, by logging on at www.crescentstatebank.com/proxy.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Bruce W. Elder, Corporate Secretary, 1005 High House Road, Cary, North Carolina 27513, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

           A COPY OF THE COMPANY’S 2008 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BRUCE W. ELDER, VICE PRESIDENT AND CORPORATE SECRETARY, CRESCENT FINANCIAL CORPORATION, 1005 HIGH HOUSE ROAD, CARY, NORTH CAROLINA, 27513.